EXHIBIT 5.1

[Dorsey & Whitney LLP Letterhead]

July 31, 2008

Secure Computing Corporation

55 Almaden Boulevard

San Jose, California 95113

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Secure Computing Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 1,500,000 shares (the “Stock Incentive Plan Shares”) of Common Stock, $.01 par value per share, of the Company (the “Common Stock”) pursuant to awards granted under the 2002 Stock Incentive Plan of Secure Computing Corporation (the “Stock Incentive Plan”) and (ii) up to 1,000,000 shares (the “Stock Purchase Plan Shares” and, together with the Stock Incentive Plan Shares, the “Shares”) of Common Stock pursuant to the Secure Computing Corporation Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan” and, together with the Stock Incentive Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

GLT